EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
Kenneth Schellenberg
FBCInvestorRelations@flagstar.com
(248) 312-5741

Flagstar Bancorp Reports Third Quarter 2020 Net Income of $222 million, or $3.88 Per Diluted Share

Key Highlights - Third Quarter 2020

•Surpassed record results from second quarter 2020 as all segments posted strong earnings
•Grew net interest income by $12 million to $180 million
•Achieved mortgage revenue of $358 million on strong gain on sale margin and volume growth
•Increased the allowance for credit losses by $30 million, raising the coverage ratio to 1.7 percent, or 3.1 percent excluding warehouse loans
•Generated tangible book value growth of 25 percent through the first nine months of 2020

TROY, Mich., Oct. 21, 2020 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, today reported third quarter 2020 net income of $222 million, or $3.88 per diluted share, compared to second quarter 2020 net income of $116 million, or $2.03 per diluted share and third quarter 2019 net income of $63 million, or $1.11 per diluted share.

“It was another quarter for the record books as we surpassed the high-water mark for earnings we set last quarter,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. "We once again demonstrated the power of our business model as strong results across all of our primary business segments combined to produce record earnings of $3.88 per share. And while our performance in mortgage is a headline, it shares the space with outstanding results from our banking and servicing teams."

“Banking performed remarkably well during the quarter, growing net interest income $12 million to $180 million. Our warehouse business—and our success in safely growing low-risk balances without sacrificing yield—was a big contributor to our performance. Our solid performance in warehouse, combined with a concerted effort to reduce deposit funding costs, resulted in a 6-basis-point increase in net interest margin, excluding loans with government guarantees that have not been repurchased.

“We also were pleased to see commercial loan deferrals end the quarter at just $47 million. That’s less than 1 percent of our commercial loan portfolio, down significantly from their peak in the second quarter. Still, we felt it was prudent to increase our credit reserves to $280 million to reflect the continued uncertainty of COVID-19 and its ongoing economic impact. We believe our conservative approach to fortify the bank’s balance sheet positions us well in an unpredictable economy. Our coverage ratio is now 3.1 percent, excluding warehouse loans, which places it among the strongest in the industry.

“In Servicing, we closed the quarter with a 6 percent increase over the second quarter in loans serviced and subserviced, bringing our servicing book to a little more than 1.1 million loans. This growth is especially strong considering the headwinds from the continued pressure of elevated prepayments, and it’s a testament to our business model and the strength of the relationships we have developed with our subservicing partners.

"Our mortgage team was absolutely stellar, producing revenue of $358 million on a 12-basis-point expansion of gain on sale margin and an 9 percent increase in fallout adjusted locks over the prior quarter. While a robust mortgage market fueled our revenue growth in the business, it is our diverse, multi-channel mortgage platform that allowed us to maximize mortgage profitability by optimizing product and channel mix.

“Like prior quarters, our results in the third quarter show the power of our business model. Mortgage was once again a standout, but it shares the stage with our unique and diversified businesses that deliver solid net interest income and margin in banking—led by contributions from warehouse lending—and predictable fee income from Servicing. Combined, they generated the capital that produced a tangible book value of $35.60 per share at quarter end."

Income Statement Highlights
	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in millions)
Net interest income	$180	$168	$148	$152	$146
Provision for credit losses	32	102	14	—	1
Noninterest income	452	378	157	162	171
Noninterest expense	305	296	235	245	238
Income before income taxes	295	148	56	69	78
Provision for income taxes	73	32	10	11	15
Net income	$222	$116	$46	$58	$63
Income per share:
Basic	$3.90	$2.04	$0.80	$1.01	$1.12
Diluted	$3.88	$2.03	$0.80	$1.00	$1.11

Key Ratios
	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net interest margin	2.78%	2.86%	2.81%	2.91%	3.05%
Adjusted net interest margin (2)	2.94%	2.88%	2.81%	2.91%	3.05%
Return on average assets	3.1%	1.8%	0.8%	1.0%	1.2%
Return on average common equity	41.5%	23.5%	9.8%	12.7%	14.7%
Efficiency ratio	48.3%	54.3%	77.1%	78.2%	75.2%
HFI loan-to-deposit ratio	75.9%	76.7%	74.9%	76.5%	74.2%
Adjusted HFI loan-to-deposit ratio (1)	74.8%	85.4%	86.3%	84.6%	82.0%
(1)Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.
(2)Excludes LGG loans available for repurchase. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$25,738	$23,692	$21,150	$20,708	$18,997	9%	35%
Average loans held-for-sale (LHFS)	5,602	5,645	5,248	5,199	3,786	(1)%	48%
Average loans held-for-investment (LHFI)	14,839	13,596	11,823	12,168	11,743	9%	26%
Average total deposits	19,561	17,715	15,795	15,904	15,817	10%	24%

Net Interest Income

Net interest income in the third quarter 2020 was $180 million, an increase of $12 million (7 percent) compared to the second quarter 2020. The increase was primarily driven by warehouse loan growth and the impact of lower rates on deposit and borrowing costs, which was partially offset by lower yields on earning assets. Average earning assets increased $2.0 billion, reflecting increases of $2.5 billion in average total loans partially offset by a $0.6 billion decrease in average investment securities.

The net interest margin in the third quarter 2020 was 2.78 percent, an 8 basis point decrease from the prior quarter. Excluding the impact from the loans with government guarantees that have not been repurchased and do not accrue interest, adjusted net interest margin expanded 6 basis points to 2.94 percent in the third quarter, compared to adjusted net interest margin of 2.88 percent in the prior quarter. The increase in the adjusted net interest margin was primarily driven by a shift to higher yielding warehouse loans and lower rates on deposit and borrowing costs. Retail banking deposit rates decreased 22 basis points driven by the expiration of promotional rates on some of our savings deposits and the maturity of higher cost time deposits and a higher balance of noninterest bearing deposits. This improvement more than offset the impact of declining interest rates on the loans held-for-investment portfolio.

Loans held-for-investment averaged $14.8 billion for the third quarter 2020, increasing $1.2 billion (9 percent) from the prior quarter. The increase was primarily driven by $1.9 billion (51 percent) higher average warehouse loan balances as we grew this business and took advantage of the strong mortgage market. The result was partially offset by $0.5 billion (9 percent) lower average commercial loans, excluding warehouse, primarily due to a decrease in our home builder finance portfolio and the completion of the sale of the Paycheck Protection Program loans during the third quarter.

Average total deposits were $19.6 billion in the third quarter 2020, increasing $1.8 billion (10 percent) from the second quarter 2020. Average custodial deposits increased $1.1 billion (18 percent) due to higher prepayments from refinancing, average government deposits increased $0.3 billion (29 percent) and retail deposits increased $0.2 billion (2 percent) primarily due to the continued impact of COVID-19 on consumer behavior and spending patterns and higher cash balances being carried by commercial depositors.

Provision for Credit Losses

The provision for credit losses was $32 million for the third quarter 2020, as compared to $102 million for the second quarter 2020. We have continued to add to our reserve balance as we believe the economic recovery will continue to be challenged due to the COVID-19 pandemic for an extended period of time, especially as it relates to consumer loan forbearance and the commercial real estate sector.
Noninterest Income

Noninterest income increased $74 million to $452 million in the third quarter 2020, as compared to $378 million for the second quarter 2020, primarily due to higher mortgage revenues.

Third quarter 2020 net gain on loan sales increased $43 million, to $346 million, as compared to $303 million in the second quarter 2020. The net gain on loan sale margin increased 12 basis points, to 2.31 percent for the third quarter 2020, as compared to 2.19 percent for the second quarter 2020. The increase was primarily driven by improved execution in secondary marketing and the gain associated with the residential mortgage-backed securitization transaction we executed during the quarter. Fallout -adjusted locks increased $1.2 billion, or 9 percent, to $15.0 billion, as historically low interest rates continued to fuel a strong refinance market.

Net return on mortgage servicing rights increased $20 million, to a $12 million net return for the third quarter 2020, compared to an $8 million net loss for the second quarter 2020. The third quarter 2020 MSR return normalized following the MSR valuation decrease caused by rising prepayment speeds in the second quarter 2020 which did not reoccur.

Loan administration income increased $5 million, to $26 million for the third quarter 2020, compared to $21 million for the second quarter 2020, largely driven by an increase in the average number of loans being subserviced and higher level of fees for loans in forbearance.

Loan fees and charges increased $4 million, to $45 million for the third quarter 2020, compared to $41 million for the second quarter 2020, resulting from a 19 percent increase in mortgage closings.

Mortgage Metrics
	As of/Three months ended					Change (% / bps)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1) (2)	$15,000	$13,800	$11,200	$8,200	$9,200	9%	63%
Mortgage loans closed (1)	$14,400	$12,200	$8,600	$9,300	$9,300	19%	56%
Net margin on mortgage rate lock commitments (fallout-adjusted) (2)	2.31%	2.19%	0.80%	1.23%	1.20%	12	111
Net gain on loan sales	$346	$303	$90	$101	$110	14%	N/M
Net return (loss) on mortgage servicing rights (MSR)	$12	$(8)	$6	$(3)	$(2)	N/M	N/M
Gain on loan sales + net return on the MSR	$358	$295	$96	$98	$108	21%	N/M
Loans serviced (number of accounts - 000's) (3)	1,105	1,042	1,082	1,091	994	6%	11%
Capitalized value of MSRs	0.85%	0.87%	0.95%	1.21%	1.14%	(2)	(29)
N/M - Not meaningful
(1) Rounded to the nearest hundred million
(2) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(3) Includes loans serviced for Flagstar's own loan portfolio, serviced for others, and subserviced for others.

Noninterest Expense

Noninterest expense increased to $305 million for the third quarter 2020, compared to $296 million for the second quarter 2020. This increase was primarily due to the capitalization of origination costs in the second quarter for the PPP loans and the accelerated vesting of certain components of executive compensation that resulted from the most recent secondary share offering. Despite increased volume, mortgage expenses were flat quarter over quarter as the ratio of mortgage noninterest expense to closings – our mortgage expense ratio – declined. This improvement was due to certain expenses in the second quarter that did not reoccur this quarter and are not expected to reoccur in the future, including certain performance-related incentives related to our Opes Advisors division.

The Company's efficiency ratio was 48 percent for the third quarter 2020, as compared to 54 percent for the second quarter 2020, primarily driven lower by extraordinary levels of gain on sale margin.

Income Taxes

The third quarter 2020 provision for income taxes totaled $73 million, with an effective tax rate of 24.7 percent, compared to $32 million and an effective tax rate of 21.5 percent for the second quarter 2020. Our effective tax rate increased due to the higher level of income, which is taxed at higher marginal tax rates. Additionally, we delayed certain tax planning strategies.

Asset Quality

Credit Quality Ratios
	As of/Three Months Ended					Change (% / bps)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Seq	Yr/Yr
	(Dollars in millions)
Allowance for credit losses	$280	$250	$152	$110	$113	12%	N/M
Credit reserves to LHFI	1.70%	1.69%	1.10%	0.91%	0.90%	1	80
Credit reserves to LHFI excluding warehouse	3.07%	2.60%	1.54%	1.12%	1.16%	47	191
Charge-offs, net of recoveries	$2	$3	$2	$3	$1	(33)%	100%
Total nonperforming LHFI and TDRs	$45	$33	$29	$26	$26	36%	73%
Net charge-offs to LHFI ratio (annualized)	0.05%	0.11%	0.08%	0.10%	0.02%	(6)	3
Ratio of nonperforming LHFI and TDRs to LHFI	0.28%	0.22%	0.21%	0.21%	0.21%	6	7

Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.07%	0.26%	0.08%	0.08%	0.07%	(19)	—
Home equity and other consumer	0.23%	0.28%	0.28%	0.49%	0.27%	(5)	(4)
Commercial real estate	(0.01)%	0.01%	(0.01)%	—%	—%	(2)	(1)
Commercial and industrial	0.06%	0.08%	0.09%	0.07%	(0.22)%	(2)	28
N/M - Not meaningful
    (1) Excludes loans carried under the fair value option.

The allowance for credit losses was $280 million and covered 1.70 percent of loans held-for-investment at September 30, 2020, flat compared to June 30, 2020. Excluding warehouse loans, the allowance coverage ratio was 3.07 percent, a 47 basis point increase from June 30, 2020. The increase in the allowance coverage reflects our forecast of economic conditions and our view that the economy will continue to be challenged for an extended period of time as a result of the COVID-19 pandemic.

Net charge-offs in the third quarter 2020 were negligible at $2 million, or 5 basis points of LHFI, compared to $3 million, or 11 basis points in the prior quarter.

Nonperforming loans were $45 million and our ratio of nonperforming loans to loans held-for-investment was 28 basis points at September 30, 2020, a 6 basis point increase compared to June 30, 2020. The increase was due to one commercial loan that was placed on nonaccrual during the quarter. At September 30, 2020, early stage loan delinquencies totaled $13 million, or 8 basis points, of total loans, compared to $15 million, or 10 basis points, at June 30, 2020.

Capital

Capital Ratios (Bancorp)						Change (% / bps)
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Seq	Yr/Yr
Tier 1 leverage (to adj. avg. total assets)	8.04%	7.76%	8.09%	7.57%	7.98%	28	6
Tier 1 common equity (to RWA)	9.21%	9.11%	9.17%	9.32%	9.25%	10	(4)
Tier 1 capital (to RWA)	10.31%	10.33%	10.52%	10.83%	10.81%	(2)	(50)
Total capital (to RWA)	11.29%	11.32%	11.18%	11.52%	11.54%	(3)	(25)
Tangible common equity to asset ratio (1)	6.90%	6.58%	6.25%	6.95%	7.08%	32	(18)
Tangible book value per share (1)	$35.60	$31.74	$29.52	$28.57	$27.62	12%	29%
(1)See Non-GAAP Reconciliation for further information.

The Company maintained a solid capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. The capital ratios are impacted by a 100 percent risk-weighting of the warehouse loan portfolio – the largest component of the Company’s held for sale portfolio. Adjusting the risk-weighting of warehouse loans to 50 percent, because of the historically low level of losses from this loan portfolio and the fact that the portfolio is fully collateralized with assets that would receive a 50 percent risk weighting, the Company would have had a Tier 1 common equity ratio of 10.9 percent and a total risk-based capital ratio of 13.4 percent at September 30, 2020.

Importantly, tangible book value per share grew to $35.60, up $3.86 from last quarter and $7.98 higher than the same quarter last year, an increase of 29 percent.

Earnings Conference Call

As previously announced, the Company's third quarter 2020 earnings call will be held Wednesday, October 21, 2020 at 11 a.m. (ET).

To join the call, please dial (800) 353-6461 toll free or (334) 323-0501 and use passcode 9179222. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, and using passcode 9179222.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $29.5 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 87 retail locations in 29 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $227 billion of loans representing slightly over 1.1 million borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Assets
Cash	$194	$204	$220	$234
Interest-earning deposits	86	23	206	119
Total cash and cash equivalents	280	227	426	353
Investment securities available-for-sale	2,165	2,348	2,116	1,697
Investment securities held-to-maturity	440	496	598	635
Loans held-for-sale	5,372	5,615	5,258	4,196
Loans held-for-investment	16,476	14,808	12,129	12,548
Loans with government guarantees	2,500	1,791	736	607
Less: allowance for loan losses	(255)	(229)	(107)	(110)
Total loans held-for-investment and loans with government guarantees, net	18,721	16,370	12,758	13,045
Mortgage servicing rights	323	261	291	285
Federal Home Loan Bank stock	377	377	303	303
Premises and equipment, net	410	410	416	417
Goodwill and intangible assets	160	164	170	174
Other assets	1,228	1,200	930	943
Total assets	$29,476	$27,468	$23,266	$22,048
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$9,429	$7,921	$5,467	$5,649
Interest-bearing deposits	10,516	9,977	9,679	10,096
Total deposits	19,945	17,898	15,146	15,745
Short-term Federal Home Loan Bank advances and other	2,226	3,354	4,165	2,329
Long-term Federal Home Loan Bank advances	1,200	1,200	650	650
Other long-term debt	493	493	496	496
Other liabilities	3,417	2,552	1,021	1,094
Total liabilities	27,281	25,497	21,478	20,314
Stockholders’ Equity
Common stock	1	1	1	1
Additional paid in capital	1,493	1,488	1,483	1,481
Accumulated other comprehensive income	46	46	1	5
Retained earnings	655	436	303	247
Total stockholders’ equity	2,195	1,971	1,788	1,734
Total liabilities and stockholders’ equity	$29,476	$27,468	$23,266	$22,048

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

						Change compared to:
	Three Months Ended					2Q20		3Q19
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$206	$201	$201	$213	$203	$5	2%	$3	1%
Total interest expense	26	33	53	61	57	(7)	(21)%	(31)	(54)%
Net interest income	180	168	148	152	146	12	7%	34	23%
Provision for credit losses	32	102	14	—	1	(70)	(69)%	31	N/M
Net interest income after provision for credit losses	148	66	134	152	145	82	124%	3	2%
Noninterest Income
Net gain on loan sales	346	303	90	101	110	43	14%	236	N/M
Loan fees and charges	45	41	26	30	29	4	10%	16	55%
Net return (loss) on the mortgage servicing rights	12	(8)	6	(3)	(2)	20	N/M	14	N/M
Loan administration income	26	21	12	8	5	5	24%	21	N/M
Deposit fees and charges	8	7	9	10	10	1	14%	(2)	(20)%
Other noninterest income	15	14	14	16	19	1	7%	(4)	(21)%
Total noninterest income	452	378	157	162	171	74	20%	281	164%
Noninterest Expense
Compensation and benefits	123	116	102	102	98	7	6%	25	26%
Occupancy and equipment	47	44	41	43	40	3	7%	7	18%
Commissions	72	61	29	35	38	11	18%	34	89%
Loan processing expense	24	25	20	20	22	(1)	(4)%	2	9%
Legal and professional expense	9	5	6	9	6	4	80%	3	50%
Federal insurance premiums	6	7	6	6	5	(1)	(14)%	1	20%
Intangible asset amortization	3	4	3	4	3	(1)	(25)%	—	—%
Other noninterest expense	21	34	28	26	26	(13)	(38)%	(5)	(19)%
Total noninterest expense	305	296	235	245	238	9	3%	67	28%
Income before income taxes	295	148	56	69	78	147	99%	217	278%
Provision for income taxes	73	32	10	11	15	41	128%	58	N/M
Net income	$222	$116	$46	$58	$63	$106	91%	$159	252%
Income per share
Basic	$3.90	$2.04	$0.80	$1.01	$1.12	$1.86	91%	$2.78	248%
Diluted	$3.88	$2.03	$0.80	$1.00	$1.11	$1.85	91%	$2.77	250%

Cash dividends declared	$0.05	$0.05	$0.05	$0.04	$0.04	$—	—%	$0.01	25%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

	Nine Months Ended		Change
	September 30, 2020	September 30, 2019	Amount	Percent
Interest Income
Total interest income	$608	$581	$27	5%
Total interest expense	112	171	(59)	(35)%
Net interest income	496	410	86	21%
Provision for credit losses	148	18	130	N/M
Net interest income after provision for credit losses	348	392	(44)	(11)%
Noninterest Income
Net gain on loan sales	739	234	505	N/M
Loan fees and charges	112	70	42	60%
Net return (loss) on the mortgage servicing rights	10	9	1	11%
Loan administration income	59	22	37	168%
Deposit fees and charges	24	28	(4)	(14)%
Other noninterest income	44	85	(41)	(48)%
Total noninterest income	988	448	540	121%
Noninterest Expense
Compensation and benefits	341	275	66	24%
Occupancy and equipment	132	118	14	12%
Commissions	162	76	86	N/M
Loan processing expense	69	60	9	15%
Legal and professional expense	20	18	2	11%
Federal insurance premiums	19	14	5	36%
Intangible asset amortization	10	11	(1)	(9)%
Other noninterest expense	84	71	13	18%
Total noninterest expense	837	643	194	30%
Income before income taxes	499	197	302	153%
Provision for income taxes	115	37	78	N/M
Net income	$384	$160	$224	140%
Income per share
Basic	$6.76	$2.83	$3.93	139%
Diluted	$6.71	$2.80	$3.91	140%

Cash dividends declared	$0.15	$0.12	$0.03	25%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Selected Mortgage Statistics (1):
Mortgage rate lock commitments (fallout-adjusted) (2)	$15,000	$13,800	$9,200	$40,000	$24,100
Mortgage loans closed	$14,400	$12,200	$9,300	$35,200	$23,400
Mortgage loans sold and securitized	$14,500	$12,900	$8,200	$34,900	$22,200
Selected Ratios:
Interest rate spread (3)	2.44%	2.52%	2.48%	2.41%	2.57%
Net interest margin	2.78%	2.86%	3.05%	2.81%	3.07%
Net margin on loans sold and securitized	2.39%	2.35%	1.34%	2.12%	1.05%
Return on average assets	3.15%	1.77%	1.20%	1.97%	1.08%
Adjusted return on average assets (4) (5)	3.15%	1.77%	1.20%	1.97%	0.98%
Return on average common equity	41.54%	23.47%	14.72%	25.71%	12.90%
Return on average tangible common equity (5)	45.42%	26.16%	17.12%	28.58%	15.30%
Adjusted return on average tangible common equity (4) (5)	45.42%	26.16%	17.12%	28.58%	13.99%
Efficiency ratio	48.3%	54.3%	75.2%	56.4%	75.0%
Common equity-to-assets ratio (average for the period)	7.57%	7.53%	8.12%	7.66%	8.34%
Average Balances:
Average interest-earning assets	$25,738	$23,692	$18,997	$23,535	$17,693
Average interest-bearing liabilities	$14,281	$15,119	$12,893	$14,625	$12,767
Average stockholders' equity	$2,141	$1,977	$1,722	$1,991	$1,658
(1)Rounded to nearest hundred million.
(2)Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.
(3)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(4)See Non-GAAP Reconciliation for further information.
(5)Excludes goodwill, intangible assets and the associated amortization. See Non-GAAP Reconciliation for further information.

	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Selected Statistics:
Book value per common share	$38.41	$34.62	$31.57	$30.69
Tangible book value per share (1)	$35.60	$31.74	$28.57	$27.62
Number of common shares outstanding	57,150,470	56,943,979	56,631,236	56,510,341
Number of FTE employees	4,871	4,641	4,453	4,171
Number of bank branches	160	160	160	160
Ratio of nonperforming assets to total assets (2)	0.17%	0.14%	0.15%	0.16%
Common equity-to-assets ratio	7.45%	7.18%	7.68%	7.88%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	35.0	37.0	39.7	39.9
Capitalized value of mortgage servicing rights	0.85%	0.87%	1.21%	1.14%
(1)Excludes goodwill and intangibles. See Non-GAAP Reconciliation for further information.
(2)Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$5,602	$45	3.21%	$5,645	$48	3.42%	$3,786	$40	4.22%
Loans held-for-investment
Residential first mortgage	2,584	21	3.24%	2,822	24	3.41%	3,282	29	3.58%
Home equity	951	9	3.77%	1,001	9	3.78%	934	13	5.37%
Other	950	13	5.28%	881	12	5.42%	658	10	5.99%
Total consumer loans	4,485	43	3.78%	4,704	45	3.87%	4,874	52	4.24%
Commercial real estate	3,007	27	3.47%	3,101	28	3.64%	2,594	35	5.39%
Commercial and industrial	1,650	14	3.25%	2,006	17	3.34%	1,767	22	4.97%
Warehouse lending	5,697	56	3.92%	3,785	38	3.88%	2,508	32	5.00%
Total commercial loans	10,354	97	3.68%	8,892	83	3.67%	6,869	89	5.14%
Total loans held-for-investment	14,839	140	3.71%	13,596	128	3.74%	11,743	141	4.77%
Loans with government guarantees	2,122	5	0.89%	858	4	1.97%	574	4	2.78%
Investment securities	2,807	16	2.29%	3,417	21	2.42%	2,713	17	2.63%
Interest-earning deposits	368	—	0.11%	176	—	0.11%	181	1	2.22%
Total interest-earning assets	25,738	$206	3.16%	23,692	$201	3.38%	18,997	$203	4.27%
Other assets	2,539			2,569			2,207
Total assets	$28,277			$26,261			$21,204
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,824	$—	0.09%	$1,800	$1	0.22%	$1,388	$3	0.88%
Savings deposits	3,675	3	0.34%	3,476	4	0.52%	3,262	10	1.20%
Money market deposits	733	—	0.09%	716	—	0.12%	722	1	0.34%
Certificates of deposit	1,672	8	1.62%	1,987	10	2.00%	2,583	15	2.40%
Total retail deposits	7,904	11	0.53%	7,979	15	0.78%	7,955	29	1.42%
Government deposits	1,403	1	0.35%	1,088	2	0.63%	1,253	4	1.45%
Wholesale deposits and other	953	4	1.77%	738	4	2.07%	744	5	2.42%
Total interest-bearing deposits	10,260	16	0.62%	9,805	21	0.86%	9,952	38	1.52%
Short-term FHLB advances and other	2,328	2	0.20%	3,753	2	0.26%	1,910	10	2.24%
Long-term FHLB advances	1,200	3	1.03%	1,068	3	1.13%	536	2	1.72%
Other long-term debt	493	5	4.52%	493	7	4.99%	495	7	5.60%
Total interest-bearing liabilities	14,281	26	0.72%	15,119	33	0.86%	12,893	57	1.79%
Noninterest-bearing deposits
Retail deposits and other	1,954			1,687			1,315
Custodial deposits (1)	7,347			6,223			4,550
Total noninterest-bearing deposits	9,301			7,910			5,865
Other liabilities	2,554			1,255			717
Stockholders' equity	2,141			1,977			1,722
Total liabilities and stockholders' equity	$28,277			$26,261			$21,197
Net interest-earning assets	$11,457			$8,573			$6,104
Net interest income		$180			$168			$146
Interest rate spread (2)			2.44%			2.52%			2.48%
Net interest margin (3)			2.78%			2.86%			3.05%
Ratio of average interest-earning assets to interest-bearing liabilities			180.2%			156.7%			147.3%
Total average deposits	$19,561			$17,715			$15,817
(1)Approximately 80 percent of custodial deposits from loans subserviced which pay interest is recognized as an offset in net loan administration income.
(2)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(3)Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Nine Months Ended,
	September 30, 2020			September 30, 2019
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$5,499	$142	3.44%	$3,532	$119	4.48%
Loans held-for-investment
Residential first mortgage	2,822	72	3.40%	3,158	85	3.61%
Home equity	990	30	4.10%	832	34	5.50%
Other	882	36	5.47%	512	25	6.51%
Total consumer loans	4,694	138	3.94%	4,502	144	4.29%
Commercial real estate	3,019	90	3.90%	2,414	102	5.56%
Commercial and industrial	1,774	50	3.68%	1,702	67	5.20%
Warehouse lending	3,937	119	3.98%	1,898	74	5.17%
Total commercial loans	8,730	259	3.89%	6,014	243	5.34%
Total loans held-for-investment	13,424	397	3.91%	10,516	387	4.89%
Loans with government guarantees	1,267	12	1.23%	511	11	2.88%
Investment securities	3,094	56	2.40%	2,957	61	2.77%
Interest-earning deposits	251	1	0.56%	177	3	2.38%
Total interest-earning assets	23,535	608	3.42%	17,693	581	4.37%
Other assets	2,457			2,184
Total assets	$25,992			$19,877
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,737	$4	0.33%	$1,311	$8	0.80%
Savings deposits	3,513	17	0.63%	3,181	26	1.10%
Money market deposits	712	1	0.17%	748	2	0.31%
Certificates of deposit	1,970	29	1.98%	2,561	44	2.29%
Total retail deposits	7,932	51	0.86%	7,801	80	1.37%
Government deposits	1,208	6	0.68%	1,184	13	1.49%
Wholesale deposits and other	758	12	2.03%	518	9	2.35%
Total interest-bearing deposits	9,898	69	0.93%	9,503	102	1.44%
Short-term FHLB advances and other	3,212	16	0.65%	2,420	44	2.45%
Long-term FHLB advances	1,021	9	1.13%	349	4	1.71%
Other long-term debt	494	18	4.94%	495	21	5.84%
Total interest-bearing liabilities	14,625	112	1.01%	12,767	171	1.80%
Noninterest-bearing deposits
Retail deposits and other	1,680			1,278
Custodial deposits (1)	6,120			3,524
Total noninterest-bearing deposits	7,800			4,802
Other liabilities	1,576			650
Stockholders' equity	1,991			1,658
Total liabilities and stockholders' equity	$25,992			$19,877
Net interest-earning assets	$8,910			$4,926
Net interest income		$496			$410
Interest rate spread (2)			2.41%			2.57%
Net interest margin (3)			2.81%			3.07%
Ratio of average interest-earning assets to interest-bearing liabilities			160.9%			138.6%
Total average deposits	17,698			14,305
(1)Approximately 80 percent of custodial deposits from loans subserviced which pay interest is recognized as an offset in net loan administration income.
(2)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(3)Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Income	$222	$116	$63	$384	$160
Weighted average common shares outstanding	57,032,746	56,790,642	56,484,499	56,827,171	56,607,944
Stock-based awards	347,063	333,064	626,297	404,518	644,596
Weighted average diluted common shares	57,379,809	57,123,706	57,110,796	57,231,689	57,252,540
Basic earnings per common share	$3.90	$2.04	$1.12	$6.76	$2.83
Stock-based awards	(0.02)	(0.01)	(0.01)	(0.05)	(0.03)
Diluted earnings per common share	$3.88	$2.03	$1.11	$6.71	$2.80

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	September 30, 2020		June 30, 2020		December 31, 2019		September 30, 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,256	8.04%	$2,021	7.76%	$1,826	8.00%	$1,668	7.98%
Total adjusted avg. total asset base	$28,069		$26,040		$22,830		$20,901
Tier 1 common equity (to risk weighted assets)	$2,016	9.21%	$1,781	9.11%	$1,586	9.62%	$1,428	9.25%
Tier 1 capital (to risk weighted assets)	$2,256	10.31%	$2,021	10.33%	$1,826	11.07%	$1,668	10.81%
Total capital (to risk weighted assets)	$2,471	11.29%	$2,214	11.32%	$1,936	11.74%	$1,781	11.54%
Risk-weighted asset base	$21,882		$19,562		$16,493		$15,432

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	September 30, 2020		June 30, 2020		December 31, 2019		September 30, 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,212	7.89%	$1,969	7.57%	$1,752	7.71%	$1,747	8.35%
Total adjusted avg. total asset base	28,051		$26,020		22,727		$19,614
Tier 1 common equity (to risk weighted assets)	$2,212	10.11%	$1,969	10.07%	$1,752	11.04%	$1,747	11.33%
Tier 1 capital (to risk weighted assets)	$2,212	10.11%	$1,969	10.07%	$1,752	11.04%	$1,747	11.33%
Total capital (to risk weighted assets)	$2,427	11.09%	$2,161	11.05%	$1,862	11.73%	$1,860	12.06%
Risk-weighted asset base	21,882		$19,559		$15,873		$14,538

Loans Serviced
(Dollars in millions)
(Unaudited)

	September 30, 2020		June 30, 2020		December 31, 2019		September 30, 2019
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$180,981	893,559	$174,517	854,693	$194,638	918,662	$171,145	826,472
Serviced for others	37,908	148,868	29,846	122,779	24,003	105,469	25,039	106,992
Serviced for own loan portfolio (3)	8,469	62,486	9,211	64,142	9,536	66,526	8,058	60,088
Total loans serviced	$227,358	1,104,913	$213,574	1,041,614	$228,177	1,090,657	$204,242	993,552
(1)Unpaid principal balance, net of write downs, does not include premiums or discounts.
(2)Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.
(3)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	September 30, 2020		June 30, 2020		December 31, 2019		September 30, 2019
Consumer loans
Residential first mortgage	$2,472	15.0%	$2,716	18.3%	$3,154	26.0%	$3,258	26.0%
Home equity	924	5.6%	978	6.6%	1,024	8.4%	985	7.8%
Other	973	5.9%	898	6.1%	729	6.0%	693	5.5%
Total consumer loans	4,369	26.5%	4,592	31.0%	4,907	40.4%	4,936	39.3%
Commercial loans
Commercial real estate	2,996	18.2%	3,016	20.4%	2,828	23.3%	2,697	21.5%
Commercial and industrial	1,520	9.2%	1,968	13.3%	1,634	13.5%	1,700	13.6%
Warehouse lending	7,591	46.1%	5,232	35.3%	2,760	22.8%	3,215	25.6%
Total commercial loans	12,107	73.5%	10,216	69.0%	7,222	59.6%	7,612	60.7%
Total loans held-for-investment	$16,476	100.0%	$14,808	100.0%	$12,129	100.0%	$12,548	100.0%

Other Consumer Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	September 30, 2020		June 30, 2020		December 31, 2019		September 30, 2019
Indirect Lending	$710	73.0%	$647	72.0%	$578	79.3%	$519	74.9%
Point of Sale	202	20.8%	181	20.2%	63	8.6%	58	8.4%
Other	61	6.3%	70	7.8%	88	12.1%	116	16.7%
Total other consumer loans	$973	100.0%	$898	100.0%	$729	100.0%	$693	100.0%

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	September 30, 2020	June 30, 2020	September 30, 2019
Residential first mortgage	$52	$60	$28
Home equity	29	28	16
Other	38	34	6
Total consumer loans	119	122	50
Commercial real estate	89	83	33
Commercial and industrial	42	23	22
Warehouse lending	5	1	5
Total commercial loans	136	107	60
Allowance for loan losses	255	229	110
Reserve for unfunded commitments	25	21	3
Allowance for credit losses	$280	$250	$113

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended September 30, 2020
	Residential First Mortgage	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (1)	Unfunded Commitments
Beginning balance	$60	$28	$34	$83	$23	$1	$229	$21
Provision (benefit) for credit losses:
Loan volume	(4)	(1)	3	—	(4)	1	(5)	4
Economic forecast (2)	(3)	(3)	(1)	—	—	—	(7)	—
Credit (3)	(7)	1	(4)	13	12	—	15	—
Qualitative factor adjustments (4)	6	3	5	(7)	11	3	21	—
Charge-offs	(2)	(1)	(1)	—	—	—	(4)	—
Provision for charge-offs	2	1	1	—	—	—	4	—
Recoveries	—	1	1	—	—	—	2	—
Ending allowance balance	$52	$29	$38	$89	$42	$5	$255	$25

(1) Excludes loans carried under the fair value option.
(2) Includes changes in the lifetime loss rate based on current economic forecasts as compared to forecasts used in the prior quarter.
(3) Includes changes in the probability of default and severity of default based on current borrower and guarantor characteristics, as well as individually evaluated reserves.
•(4) Includes $10 million of unallocated reserves attributed to various portfolios for presentation purposes.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Nonperforming LHFI	$36	$23	$16	$16
Nonperforming TDRs	4	4	3	3
Nonperforming TDRs at inception but performing for less than six months	5	6	7	7
Total nonperforming LHFI and TDRs (1)	45	33	26	26
Other nonperforming assets, net	6	7	10	9
LHFS	6	7	5	17
Total nonperforming assets	$57	$47	$41	$52

Ratio of nonperforming assets to total assets (2)	0.17%	0.14%	0.15%	0.16%
Ratio of nonperforming LHFI and TDRs to LHFI	0.28%	0.22%	0.21%	0.21%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.31%	0.27%	0.30%	0.29%
(1)Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.
(2)Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due		60-89 Days Past Due		Greater than 90 days (1)	Total Past Due	Total LHFI
September 30, 2020
Consumer loans	$9	$6	$4	$48	$36	$49	$4,369
Commercial loans	—		—		10	10	12,107
Total loans	$9		$4		$46	$59	$16,476
June 30, 2020
Consumer loans	$9		$6		$33	$48	$4,592
Commercial loans	—		—		—	—	10,216
Total loans	$9		$6		$33	$48	$14,808
December 31, 2019
Consumer loans	$9		$5		$26	$40	$4,907
Commercial loans	—		—		—	—	7,222
Total loans	$9		$5		$26	$40	$12,129
September 30, 2019
Consumer loans	$9		$3		$26	$38	$4,936
Commercial loans	—		—		—	—	7,612
Total loans	$9		$3		$26	$38	$12,548
(1)Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
September 30, 2020
Consumer loans	$34	$9	$43
Commercial loans	5	—	5
Total TDR loans	$39	$9	$48
June 30, 2020
Consumer loans	$35	$10	$45
Commercial loans	5	—	5
Total TDR loans	$40	$10	$50
December 31, 2019
Consumer loans	$38	$10	$48
Total TDR loans	$38	$10	$48
September 30, 2019
Consumer loans	$39	$10	$49
Total TDR loans	$39	$10	$49

Non-GAAP Reconciliation
(Unaudited)

    In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The DOJ benefit and loans with government guarantees that have not been repurchased and don't accrue interest are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, return on average tangible common equity, adjusted return on average tangible common equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio and adjusted net interest margin provide a meaningful representation of its operating performance on an ongoing basis.

    The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in millions, except share data)
Total stockholders' equity	$2,195	$1,971	$1,842	$1,788	$1,734
Less: Goodwill and intangible assets	160	164	167	170	174
Tangible book value	$2,035	$1,807	$1,675	$1,618	$1,560

Number of common shares outstanding	57,150,470	56,943,979	56,729,789	56,631,236	56,510,341
Tangible book value per share	$35.60	$31.74	$29.52	$28.57	$27.62

Total assets	$29,476	$27,468	$26,805	$23,266	$22,048
Tangible common equity to assets ratio	6.90%	6.58%	6.25%	6.95%	7.08%

Adjusted return on average common equity, adjusted return on average tangible common equity and adjusted return on average assets.

	Three Months Ended			Nine Months Ended
	September 30, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
	(Dollars in millions)
Net income	$222	$58	$63	$384	$160
Add: Intangible asset amortization, net of tax	3	3	2	7	10
Tangible net income	$225	$61	$65	$391	$170

Total average equity	$2,141	$1,803	$1,722	$1,991	$1,658
Less: Average goodwill and intangible assets	162	172	176	165	184
Total tangible average equity	$1,979	$1,631	$1,546	$1,826	$1,474

Return on average tangible common equity	45.42%	14.76%	17.12%	28.58%	15.30%
Adjustment to remove DOJ adjustment	—%	—%	—%	—%	(1.31)%
Adjusted return on average tangible common equity	45.42%	14.76%	17.12%	28.58%	13.99%

Return on average assets	3.15%	0.99%	1.20%	1.97%	1.08%
Adjustment to remove DOJ adjustment	—%	—%	—%	—%	(0.10)%
Adjusted return on average assets	3.15%	0.99%	1.20%	1.97%	0.98%

Adjusted HFI loan-to-deposit ratio.

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in millions)
Average LHFI	$14,839	$13,596	$11,823	$12,168	$11,743
Less: Average warehouse loans	5,697	3,785	2,310	2,747	2,508
Adjusted average LHFI	$9,142	$9,811	$9,513	$9,421	$9,235

Average deposits	$19,561	$17,715	$15,795	$15,904	$15,817
Less: Average custodial deposits	7,347	6,223	4,776	4,772	4,550
Adjusted average deposits	$12,214	$11,492	$11,019	$11,132	$11,267

HFI loan-to-deposit ratio	75.9%	76.7%	74.9%	76.5%	74.2%
Adjusted HFI loan-to-deposit ratio	74.8%	85.4%	86.3%	84.6%	82.0%

Adjusted net interest margin.

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Net interest margin	2.78%	2.86%	2.81%	2.91%	3.05%
Adjustment to LGG loans available for repurchase	0.16%	0.02%	—%	—%	—%
Adjusted net interest margin	2.94%	2.88%	2.81%	2.91%	3.05%